Exhibit 15(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form F-3 No. 333-135622, No. 333-137551, No. 333-138202, No. 333-139422 and No. 333-141198 and Form S-8 No. 333-137534 and No. 333-146534) of Gentium S.p.A. and in the related Prospectuses of our report dated March 28, 2008, with respect to the financial statements of Gentium S.p.A. and the effectiveness of Gentium S.p.A.’s internal control over financial reporting, included in this Annual Report (Form 20-F) for the year ended December 31, 2007.

/s/ Reconta Ernst & Young S.p.A.

Milan, Italy
March 28, 2008